EXHIBIT 99.1

For further information contact:
Leonard Szwajkowski, President and CEO
Royal Financial, Inc.
773-768-4800
FOR IMMEDIATE RELEASE

Royal Financial, Inc. to Deregister Common Stock with the SEC

Chicago, IL,  July 16, 2010 - Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”) announced today that on July 16, 2010, the Company filed a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister the Company’s common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.  The Company is eligible to file Form 15 because its common stock is currently held of record by less than 300 persons.  The Company expects the deregistration to become effective within 90 days of filing with the SEC.  Upon the filing of the Form 15, the Company’s obligations to file reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K, is immediately suspended.

Leonard Szwajkowski, President and Chief Executive Officer of Royal Financial, Inc., stated, “The Company’s decision to deregister and “go-dark” was made after careful consideration, given our size and market capitalization, of the advantages and disadvantages of being a public company and the high costs and demands on management’s time due to ongoing compliance with the many SEC and Sarbanes-Oxley reporting requirements.  We believe deregistration will reduce future operating expenses, exclusive of salaries, in the range of $125,000 to $175,000 annually.  It will also permit management to focus all of its energies on operating the Bank."

The Company intends to continue to provide shareholders with financial information on a quarterly basis through its website:  www.royalsavingsbank.com.  In addition, both the Company and Royal Savings Bank will continue to provide semi-annual and quarterly financial reports to the Federal Reserve and the FDIC, as required, and to meet all applicable auditing standards as regulated financial institutions.

The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration with the SEC to the extent market makers continue to make a market in its stock. No guarantee, however, can be made that trading in the Company’s common stock will continue.

Royal Financial, Inc. is the parent company of Royal Savings Bank.  Royal Savings Bank is headquartered in Chicago, Illinois with one additional branch located in the Chicago metropolitan area. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This press release may include forward-looking statements.  These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from those predicted in such forward-looking statements.  Factors that could have a material adverse effect on the operations and future prospects of the Company and the Bank include, but are not limited to, changes in interest rates; the economic health of the local real estate market; general economic conditions; continued credit deterioration in our loan portfolio that would cause us to further increase our allowance for loan losses; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan and securities portfolios; demand for loan products in our market areas; deposit flows; competition; demand for financial services in our market areas; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.